UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2025

Legion Works, Inc.
(Exact name of issuer as specified in its charter)

Delaware	84-3854992
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

4275 Executive Square, Suite 200
La Jolla, CA	92037
(Address of principal executive offices)	(Zip Code)

(619) 452-1542

(Phone)

Units

Voting Common Stock

Warrants

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “Legion Works” or “the Company” or “us” or “we” refers to Legion Works, Inc.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

ITEM 1. THE COMPANY’S BUSINESS

Overview

The Company was incorporated on November 20, 2019, as a Delaware C corporation. The Company was formed for the purpose of building and buying online software products, and aiming to grow these products through a combination of product development, sales and marketing. The Company aims to find and develop business opportunities primarily in online software, including, but not limited to, marketing and sales software tools as well as e-commerce and online marketplaces. Since the Company’s founding, the technology market dynamics and opportunities have changed. While its original focus was on Software as a Service (“SaaS”), the cost of acquiring and developing SaaS products as well as the time required to reach sustainable revenue levels means the Company has had to regularly evolve its focus. The Company has had to remain flexible to changing market dynamics in seeking online opportunities that it believes are ripe for innovation, where it believes it has the expertise to pursue such opportunities, and where it can afford to execute products and businesses given its current resources. As an example, the Company expanded its focus to include marketplace and e-commerce businesses, as it believed that such businesses would be more affordable to operate and scale. Additionally, with the rapid rise of Artificial Intelligence tools and largescale language learning models, the Company has needed to adapt to the challenges and opportunities introduced by the popularity of such tools. The Company has aimed to centralize key administrative, legal and financial operations at the Legion level while adding sales, marketing and product initiatives at its subsidiaries.

During the year ended December 31, 2025, management focused on day-to-day operations of Legion Works and each of its subsidiaries, working to try to stabilize the revenue and sales levels of its subsidiaries in a challenging market; conducting R&D on new products; researching, negotiating and conducting due diligence on possible companies to acquire; and managing its reporting responsibilities under Regulation A and generally accepted accounting principles.

During 2025, the Company targeted additional acquisitions in both the United States and Europe. Management executed multiple exclusive and non-exclusive Letters of Intent (“LOIs”) in 2025 for companies in Europe relating to potential acquisitions by the Company. However, as of December 31, 2025, the Company decided not to proceed with these potential acquisitions. Management also spent considerable effort and time determining possible fundraising options such as Regulation CF, public capital markets and raising privately while attempting to raise equity and debt capital. These capital raising efforts were meant to support its target acquisitions and possible future acquisitions. As of December 31, 2025, the Company was not yet successful in raising enough required capital to execute those or similar acquisitions.

In June 2024, the Company sold certain assets of its subsidiary Growth Collective. As part of this sale, the Company retained the technology platform behind Growth Collective. Per the terms of the transaction, the corporate name of the subsidiary was changed from Growth Collective Solutions, Inc. to Expedition Community Inc. Management used the proceeds from the partial sale of assets of Growth Collective to support the research and development of new products or services. In 2025, research and development efforts on new products were focused on a conversational AI tool for websites and a nutritional supplements product. Given limited resources, the Company continued to keep other past new product research and development efforts on pause. For details regarding the sale of certain assets of Growth Collective, see below “Liquidity and Capital Resources.”

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Company management will continue to focus its resources on its subsidiaries and products they deem to have the best chance of achieving profitable growth and a return on its capital investment. Additionally, the Company continues its research and development efforts to determine where to allocate its development and sales/marketing time and resources across established products, beta products, and wholly new products. Finally, the Company continues to research possible acquisitions. Management believes that acquiring additional companies or products will require raising capital in the private or public markets.

Principal Products and Services

The Company is working to own and operate a collection of online products and subsidiaries. In 2025, Management looked to continue its strategy to build, buy and operate online and technology companies. As part of these efforts, the Company centralizes the core administrative functions of each subsidiary so that each subsidiary can focus on the sales, marketing and product activities to help them grow. These administrative functions include Human Resources, Finance, Regulatory, Accounting, Legal and other related activities. These functions are managed by the Legion team and are executed in partnership with external service providers.

The Company’s principal products and services in fiscal year 2025 included four separate online platforms operated by three distinct subsidiaries. Management and the Board of Directors decided in the first half of 2024 to close its subsidiary Convert More Solutions, Inc. Management and the Board of Directors determined that completing the technology (OnboardFlow) within this subsidiary and bringing it to market at scale would require significant additional resources that would be better spent on other products and subsidiaries .

Growth Collective

The Company owns 90% of the common stock of Growth Collective Solutions, Inc. (“Growth Collective”). In 2024, the Company sold certain assets held by Growth Collective, but continues to own the proprietary technology platform itself. The Company decided to sell these assets to generate operational capital. As part of the sale, the Company changed the name of the subsidiary to Expedition Community, Inc and has focused this subsidiary on R&D efforts for new products and services. During 2025, new product research and development focused on a conversational AI product for websites called Karley and a direct-to-consumer nutritional supplements product called Mighty. As of December 31, 2025, these products remained in research and development and were not generating revenue. Further information on these products can be found below under “--Other Products in Development.”

Dealify

Dealify, Inc. (“Dealify”) (www.dealify.com), is an online marketplace that connects new and upcoming software companies with initial customers by selling lifetime access to featured software applications. The Company acquired Dealify in November, 2021, and the Company has fulfilled its financial obligations for that acquisition. The seller of Dealify, Inc. can earn up to an additional 4% of Dealify, Inc. shares if Dealify achieves certain revenue targets during a seven-year look back period that expires November 5, 2028:

•	1% (1,075 shares) if Dealify achieves $200,000 or more in monthly revenue for 3 consecutive months;
•	1% (1,100 shares) if Dealify achieves $350,000 or more in monthly revenue for 3 consecutive months;
•	1% (1,120 shares) if Dealify achieves $500,000 or more in monthly revenue for 3 consecutive months; and
•	1% (1,150 shares) if Dealify achieves $650,000 or more in monthly revenue for 3 consecutive months.

At the time of acquisition, Dealify relied heavily on Facebook marketing for driving a significant portion of its revenues. Given a decline in the return on investment across Facebook for most companies in 2022-2025, the Company had to quickly adjust its marketing strategy to stabilize and attempt to grow the business. During 2025, Management hired outside agencies and consultants to try to grow conversion rates and revenues. These agencies and consultants were not successful in helping to grow revenues. Given limited resources and previous unsuccessful attempts to hire strong leadership for the Company, Management dedicated part of its time on day-to-day operations and growth activities of Dealify throughout 2025. For more information, see “Item 2. Management’s Discussion and Analysis of Results of Financial Condition and Results of Operations.”

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Hello Bar

The Company’s other operating subsidiary, Hello Bar, operates two separate software platforms. Hello Bar (www.hellobar.com) is a web-based application that helps companies convert website traffic into customers and leads. Subscribers (www.subscribers.com) is another web-based application that helps companies bring traffic back to their website(s) through web push notifications. The Company has fulfilled its financial obligations of the Hello Bar LLC acquisition.

During fiscal year 2025, the Company also tested strategies to grow Hello Bar LLC and its software platforms Hello Bar and Subscribers. Management continued to be stretched thin across various priorities resulting in limited available time to focus on growth efforts at Hello Bar. Further, the Company’s continued attempts to find strong and dedicated leadership and team members to help Hello Bar grow have been unsuccessful. In addition, external consultants or agencies that have been hired to help grow Hello Bar have had poor results. Since the acquisition of Hello Bar, the Company has tried multiple times to add dedicated team members and agencies with the skills and capabilities to grow the Hello Bar business. However, the team members and agencies hired have been unsuccessful in doing so. In 2025, the Company saw ups and downs in organic website traffic to Hello Bar and Subscribers due to Google algorithm updates, global searches moving from Google to AI platforms such as ChatGPT, as well as some re-directed traffic from formerly referring domains. The Company continued to invest in content and Search Engine Optimization in 2025 in hopes that it could get organic new user and customer efforts back on track. It had some success in doing so, though this success was lower than anticipated. The Company believes this decline is not unique to Hello Bar as many of its competitors and online companies in general have suffered large declines in organic traffic due to the previously mentioned behavioral shifts. Additionally, the Company saw a continued increase in competition from much larger companies. Some of these competitors have the resources to invest in AI-first features making them more competitive in the market. At the end of 2025, management believed it should continue to dedicate time to Hello Bar operations, including additional focus on evolving the product to be more innovative and competitive in the market.

While the Company faced headwinds that led to a decline in Hello Bar LLC revenue in 2025, management believes that there are still possible growth opportunities for its software platforms Hello Bar and Subscribers. Namely, we believe that with a renewed focus on product development and marketing we may be able to stabilize revenues and possibly get revenues to grow again. Management believes that these product efforts should focus on adding new capabilities within Hello Bar that enable its customers to accomplish other tasks with the software tools.

Other Products in Development

Karley

During 2025, the Company continued the development of two products. The first product, Karley, is an AI conversational agent that aims to help websites increase conversation rates by predicting and answering user questions that the AI system believes may be holding users back from completing purchases or other actions. Management believes this is a high growth market in which websites will continue to add agentic AI tools. At the end of 2025, research and development efforts remained underway, and Management believed that the product could be ready for a soft launch in the market in Q2 of 2026. The initial target market for Karley is e-commerce stores, but Management believes that its technology and platform can be used for a wide range of companies.

Mighty

During 2025, the Company also continued the research and development of a nutritional supplements product called Mighty. The product aims to positively contribute to mental wellbeing and mental performance. These supplements combine elements of nootropics and adaptogens using natural ingredients. Management focused its research and development efforts on the formulation of (1) a morning sustained energy product and (2) an evening restful sleep product. The Company worked on contacting and evaluating manufacturing partners, building supply chain partnerships, developing a direct-to-consumer focused store, and building a go-to-market plan. After extensive research and development, the Company’s chosen supply partner significantly increased the cost of goods of the products, which created doubt that the products could be sold profitably. Further, its chosen go-to-market marketing partner raised concerns about the challenges of profitably bringing new supplement products to market without significant investment capital. For these reasons, Management paused further research and development and go-to-market efforts in Q4 2025. Management hopes to continue work on the products but believes it may need additional resources to do so.

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Other products

Products previously in the research and development phase prior to 2025 continued to be paused during 2025. This includes products such as Expedition Community and Mighty Fans, both previously in research and development or private beta.

M&A Activity

During 2025 Management continued its efforts to try to acquire additional products or companies that it believed would help the company grow revenue and reduce overall burn. The company focused these efforts in the United States and Europe. Consistent with its strategy, the Company continued to believe that there is a strong opportunity to look for acquisitions in markets and geographies with lower valuation multiples than can be found in more major markets. For example, the Company explored opportunities in smaller U.S. markets as well as select European markets. Management believes its understanding of and presence in both the U.S. and Europe give it a unique advantage in finding and executing acquisitions at more reasonable valuations than other acquirers.

Management executed multiple exclusive and non-exclusive LOIs in 2025 for companies in Europe relating to potential acquisitions by the Company. The Company believes that the initial terms contained in the LOISs were at much more reasonable valuations than what is typical in larger U.S. markets. However, as of December 31, 2025, and following significant diligence, the Company determined the acquisitions were not in the best interest of the Company and decided not to proceed with these potential acquisitions.

Management continues to believe there are good opportunities to acquire software and software-enabled products and services. Management also recognizes that it needs to raise additional capital to enable these efforts.

The Company’s Strategy

Management aims to build the Company by finding niche opportunities in the market for online businesses and technologies. In this regard, management intends to leverage its industry knowledge, strategic vision, operational expertise and business connections to identify underserved segments of this market and target its product and services development to fulfill those underserved segments. Management continued to observe high acquisition multiples in 2025 for technology and technology-enabled services companies. Management still believes that many valuations for U.S. technology products are inflated. However, the Company has long sought to be opportunistic in looking at other geographies for acquisitions. The Company does believe that there are good acquisition opportunities in the market, particularly in markets like Europe and smaller U.S. markets. During 2025, the Company attempted to raise capital from private equity, venture capital and family office groups to enable its target acquisitions. Building new products or acquiring new businesses may require raising additional capital, and there are no guarantees the company can do so at this time.

The Company believes that 2025 and 2024 were difficult years for many upstart technology companies, and the capital required for technology startups in early stages has significantly increased over the last five years. While AI has been a bright spot, building AI-driven products is very expensive, and the cost of goods for AI products are much higher than traditional SaaS products. This is due to higher costs of AI engineering and the high costs of the AI APIs used to build these products. The Company believes it is disciplined in its spending and is looking to leverage AI to maximize productivity. The Company has adopted AI to help with its marketing and development efforts.

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The Company’s original approach was anchored on a strategy of recruiting leaders for each of its individual subsidiaries who would grow the subsidiaries, while Management focused on new products, capital raising, administration and overall vision and leadership. Given limited resources and challenges in finding strong and capable leadership for its subsidiaries, Management continued to spend much of its time in 2025 on the day-to-day operations of its subsidiaries.

The Company’s Market

Generally, the Company’s current subsidiaries operate in the marketing and sales technology markets, with a more specific focus on online software, e-commerce and online marketplaces. During 2025, Management observed a rise in funding for technology companies, with the majority dedicated to AI companies. Specifically, in 2025, 61% of VC funding was focused on AI firms.1. During 2025, Management also observed companies allocating their marketing and software budgets to AI-first products and products with significant AI features. Further, given the rise of AI coding tools and vibe coding, the SaaS market saw downward pressure on revenue and valuations in the latter part of 2025. Companies are now able to create tools internally using AI coding applications, and this is increasingly causing concern that companies will reduce their overall SaaS budgets.

In 2025, the Company recognized the need to take bigger steps in building AI into current products and to conduct R&D in AI to determine opportunities for new products. During 2025, the Company brought on AI development capabilities and also experimented with a wide range of AI coding tools such as Bolt, Claude and Cursor. While the Company recognizes it should focus more energy on building AI first tools and adding AI features to existing products, it also recognizes that AI first companies require raising significant capital with the average company raising large Seed and Series A rounds to bring products to market. As a result of this trend, and taking into consideration the Company’s limited capital, the Company is attempting to focus on building cost-efficient AI features and capabilities.

Competition

Given that the Company is a platform comprised of multiple tech-enabled tools and marketplaces, its products have a broad range of competitors. For Hello Bar and Subscribers, the focus on conversion rate optimization and content creation places the products in competition with companies that have been in market for many years such as Optinmonster, Privy, Optimonk, Unbounce, and Hubspot. Additionally, newer entrants such as Poupsmart, Poptin, Digiohand Amped continued to gain additional traction in 2025. Finally, Management saw email marketing companies continue to launch features to compete with products offered by Hello Bar and Subscribers. For example, Amped was acquired by an email marketing company and we saw a large ad platform launch a free version of Subscribers in late 2024. Some of the competitors have the backing of large venture capital funds and other resources to invest in evolving their products more quickly than the Company. Some of these competitors also were able to launch their products onto other app stores or platforms like Shopify earlier than Hello Bar and Subscribers and spend more time and capital marketing to users of those app stores. Management believes Hello Bar and Subscribers still have unique strengths in product ease of use and specific features designed for niche and fast-evolving markets. Management also believes there is opportunity to focus on enabling the products for other “up and coming” platforms. However, it is important that Management dedicate additional resources to evolve these products further to be able to compete in a crowded marketplace. Further, Management believes it may need to add AI to its products as many customers are looking for AI features. Management believes its ability to compete in this crowded market depends on its ability to dedicate management time to product development, sales and marketing, or to have sufficient resources to hire experienced and dedicated management.

For Dealify, the Company has multiple competitors that sell access to lifetime software deals. The largest competitor is AppSumo, a well-entrenched company that has achieved substantial revenue. Dealify aims to compete based on the quality of deals it offers and the customer service it provides to its customers. Management also believes it’s important to increase brand loyalty from our customers. Finally, the technology on the Dealify platform was outdated so the Company updated the platform in late 2024. Despite challenges with rising costs for Meta ads and lower overall conversion rates, the Company continues to try to partner with agencies and consultants to help it figure out how to grow. Dealify is not alone in these challenges. In early 2026, AppSumo’s CEO announced a 50% decline in revenue and attributed that decline to increases in marketing costs and lower margins from AI-first products.2 Other competitors in the software Lifetime Deals space have declined or shuttered.

1 OECD Policy Brief – Venture Capital Investments in Artificial Intelligence through 2025 (February 17, 2025).

2 PC Land (February 7, 2026).

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As a conversational AI platform for website owners, Karley plays in a rapidly growing space and has many strong competitors. Conversational AI products like Karley seek to replace site chatbots through greater personalization, stronger user experiences, and more accurate and helpful responses. Large competitors like Intercom have recently invested heavily in conversational AI in an attempt to avoid disruption by upstart conversational AI companies. Additionally, with an initial focus on e-commerce stores, Karley competes with well-funded competitors such as iAdvize, Alby and Dialog. Karley will look to compete through being more agentic (autonomously capable of pursuing complex goals with limited supervision by perceiving, reasoning, planning, and acting) across the full buyer journey and through a strong service layer.

Employees

As of December 31, 2025, the Company had a total of four (4) full-time employees working in Legion Works and its subsidiaries. Executives Ryan Bettencourt (CEO), Caleb Green (COO) and Grant Bostrom (Head of Ventures) are full time at Legion. Additionally, the Company works with outside providers as well as full-time international contractors. In August 2025, Michael Kamo stepped down as Chairman of the Board; Ryan Bettencourt continued as a Director and Caleb Green became a Director on the Board.

Intellectual Property

Currently, the Company’s subsidiary, Hello Bar, holds a trademark. The Company filed an application for extension of this trademark in 2022, and a 10-year extension was granted by the U.S. Patent and Trade Office on August 26th, 2022. As the Company’s business develops, we may file more trademarks and possibly patents.

Litigation

The Company has not been involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, the conduct of its business activities, or otherwise.

The Company’s Property

The Company currently owns no real property. At this time, management has no plans to procure office space or other real property. Post lockdowns from Covid, many tech companies have chosen to be entirely remote. The Company continues to operate as a remote company and believes this provides savings on operational costs.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion relates to Legion Works’ financial condition and results of operations and includes audited financial data through December 31, 2025 and should be read in conjunction with our financial statements and the related notes included in this annual report. The discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements

Overview

Legion Works, Inc. was incorporated on November 20, 2019, as a Delaware C corporation. The Company was formed for the purpose of building and buying online software products, and aiming to grow these products through a combination of product development, sales and marketing. The Company aims to find and develop business opportunities primarily in online software, including, but not limited to, marketing and sales software tools as well as e-commerce and online marketplaces. Since the Company’s founding, the technology market dynamics and opportunities have changed. While its original focus was on Software as a Service (“SaaS”), the cost of acquiring and developing SaaS products as well as the time required to reach sustainable revenue levels means the Company has had to regularly evolve its focus. The Company has had to remain flexible to changing market dynamics in seeking online opportunities that it believes are ripe for innovation, where it believes it has the expertise to pursue such opportunities, and where it can afford to execute products and businesses given its current resources. As an example, the Company expanded its focus to include marketplace and e-commerce businesses, as it believed that such businesses would be more affordable to operate and scale. Additionally, with the rapid rise of Artificial Intelligence tools and largescale language learning models, the Company has needed to adapt to the challenges and opportunities introduced by the popularity of such tools. The Company has aimed to centralize key administrative, legal and financial operations at the Legion level while adding sales, marketing and product initiatives at its subsidiaries.

During the year ended December 31, 2025, management focused on day-to-day operations of Legion Works and each of its subsidiaries, working to try to stabilize the revenue and sales levels of its subsidiaries in a challenging market; conducting R&D on new products; researching, negotiating and conducting due diligence on possible companies to acquire; and managing its reporting responsibilities under Regulation A and generally accepted accounting principles.

During 2025, the Company targeted additional acquisitions in both the United States and Europe. Management executed multiple exclusive and non-exclusive Letters of Intent (“LOIs”) in 2025 for companies in Europe relating to potential acquisitions by the Company. However, as of December 31, 2025, the Company decided not to proceed with these potential acquisitions. Management also spent considerable effort and time determining possible fundraising options such as Regulation CF, public capital markets and raising privately while attempting to raise equity and debt capital. These capital raising efforts were meant to support its target acquisitions and possible future acquisitions. As of December 31, 2025, the Company was not yet successful in raising enough required capital to execute those or similar acquisitions.

In June 2024, the Company sold certain assets of its subsidiary Growth Collective. As part of this sale, the Company retained the technology platform behind Growth Collective. Per the terms of the transaction, the corporate name of the subsidiary was changed from Growth Collective Solutions, Inc. to Expedition Community Inc. Management used the proceeds from the partial sale of assets of Growth Collective to support the research and development of new products or services. In 2025, research and development efforts on new products were focused on a conversational AI tool for websites and a nutritional supplements product. Given limited resources, the Company continued to keep other past new product research and development efforts on pause. For details regarding the sale of certain assets of Growth Collective, see below “Liquidity and Capital Resources.”

Company management will continue to focus its resources on its subsidiaries and products they deem to have the best chance of achieving profitable growth and a return on its capital investment. Additionally, the Company continues its research and development efforts to determine where to allocate its development and sales/marketing time and resources across established products, beta products, and wholly new products. Finally, the Company continues to research additional possible acquisitions. Management believes that acquiring additional companies or products will require raising additional capital in the private or public markets.

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In 2025, Management used the proceeds from the partial sale of assets of Growth Collective to support the research and development of new products. For details regarding this sale, see below “Liquidity and Capital Resources.” As previously described, management prioritized the research and development of (i) Karley, a conversational AI tool and (ii) Mighty, a nutritional supplements product, the latter of which was paused due to rising manufacturing and customer acquisition costs, particularly in the nutrition and supplements industries.

The Company’s ability to continue as a going concern is dependent on the Company’s ability to grow its revenue and generate sufficient cash flows from operations to meet its obligations and/or to obtain additional financing from its shareholders or other sources, as may be required. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises the risk that the Company may not continue as a going concern.

Operating Results

The Company had a net loss of $1,112,037 for the year ended December 31, 2025, compared to net income of $5,090 for the year ended December 31, 2024, as a result of the sale of certain assets at a gain of $1,580,796 during the year ended December 31, 2024. As discussed below in “Sources of Revenue,” the Company has seen a 13% decrease in revenue in the year ended December 31, 2025, as compared to the year ended December 31, 2024, however, that decrease has been offset by decreased expenses related to hiring of contractors and hiring and retaining employees. This reduction is the result of the Company not owning and operating the Growth Collective platform for the year ended December 31, 2025, and, therefore, not booking revenue within that subsidiary. Additionally, the Company saw downward revenue pressure within Hello Bar LLC and reduced ad spend and headcount for the year ended December 31, 2025, as compared to the year ended December 31, 2024. The reductions of these expenses was partially offset by increases in professional and legal expenses on a year-on-year basis. Further, an important aspect of the Company’s business, and its ability to generate revenue, continues to be impacted by the higher cost to acquire users and customers given changes in algorithms by Google and Meta, and traffic changes caused by ChatGPT and other AI platforms The Company’s attempts to hire growth marketing agencies to help find new marketing channels and optimize existing marketing channels have been unsuccessful. These attempts have been expensive and have resulted in lower ROI on ad and marketing spend as well as instances of poor ethical behavior by said agencies. See also “Key Trends,” below.

Results of Operations for the Fiscal Year Ended December 31, 2025 Compared to Fiscal Year Ended December 31, 2024

Revenues

The Company’s revenue for the year ended December 31, 2025 was $1,192,001 as compared to $1,375,242 for the year ended December 31, 2024. The Company’s revenue on a consolidated basis for the year ended December 31, 2025 came from the operations of Hello Bar and Dealify. The Company saw a 13% decrease in revenue due to a decrease in business and to the sale of assets of Growth Collective in June 202. While the Company had forecasted some of these concerns in previous filings, it had underestimated the scope. We provide additional information regarding the Company’s performance for the year ended December 31, 2025 below in “Sources of Revenue.”

Revenue Recognition

Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. The contracts are monthly. However, based upon management’s analysis of the subscriber contracts, historically, the contracts for its software products are renewed on average over a seven-to-twelve-month period. The Company also recognizes revenue from the sale, leasing or licensing of software, which is accounted for as a long-term contract if significant customization or modification is involved. Otherwise, revenue from the sale, leasing or licensing of software will be recognized when there is persuasive evidence an arrangement exists, delivery has occurred, the Company’s price is fixed or determinable, and collection of the sales price is probable. The Company also recognizes revenue from the monetization of its platform applications once performance obligations as required under our customers’ contracts have been satisfied.

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Sources of Revenue

The Company generates revenues by allowing its customers to use multiple interactive software platforms or online websites, including Hello Bar, Subscribers, and Dealify. While the Company generated revenue within Growth Collective for the year ended December 31, 2024, it did not generate revenue within Expedition Community, Inc (the renamed Growth Collective) during the year ended December 31, 2025, given the sale of specified assets of Growth Collective in 2024.

Management believes the Company’s revenue has been impacted by macro-economic trends, increased costs of acquiring customers, the rise of AI, and the general challenges of operating multiple subsidiaries with limited resources. Management has continued to observe that companies were hesitant with marketing spend. Further, budgets in 2025 were shifted to AI related products and initiatives. Additionally, the costs of acquiring customers has risen with return on ad spend across channels such as Meta and Google continuing to go down. Finally, the Company has limited resources and multiple products to manage, such that the Management team itself is spread thin. This is a common challenge of the build and buy model.

When combined, these dynamics and the Company’s inability to raise additional capital resulted in a reduction of overall sales and marketing budgets.

During the year ended December 31, 2025, Hello Bar and Subscribers continued to experience more customers churning out than new customers registering. This is, likely, due to a variety of factors such as increased competition, previous year declines, and lower marketing budgets among the Company’s historic customer segments. Additionally, the Company has seen customer resistance to price increases. While some industries and companies have been able to increase prices to absorb rapidly increasing costs, the Company’s subsidiaries have faced customer friction in its attempts to do so.

For Dealify, the cost to acquire customers continues to increase, and AI first products have lower margins than traditional software products. While Management has been able to increase overall margins and improve Return on Ad Spend at lower spend levels, it has been unable to scale the business while maintaining profitability in acquiring new customers.

During the years ended December 31, 2025 and 2024, the Company attempted to outsource some of its marketing and customer acquisition efforts to independent experts and agencies. This was an attempt to reduce overall costs while being able to partner with experts. These efforts have proven to be unfruitful and have actually set the Company further back as these experts and agencies delivered poorer results than what Management drove internally. Additionally, on a few occasions, these experts and agencies engaged in poor behavior that resulted in Management having to spend considerable time and energy repairing relationships and recovering money.

Management continued to spend a significant portion of its time on non-revenue generating activities during 2025 given its many general corporate and compliance responsibilities under Regulation A+. Further managing administrative functions across multiple entities results in Management having less time to devote to growth activities within existing and new products.

Management believes it has been disciplined with its costs and, therefore, believes it has continued runway to execute its business plan.

Hello Bar continues to be profitable; in fact, profitability improved in 2025 due to effective cost management. Dealify remains in “startup” phase, and the subsidiary has been challenged by changes in Facebook’s advertising, resulting in lower quality traffic. The remaining subsidiary and assets, now known as Expedition Community Inc, are currently in a research and development or “startup” phase for new products. Through Expedition Community Inc, Company has invested in development of (a) an AI conversational agent for websites and (b) a Direct to Consumer e-commerce supplements brand.

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Management expects to see further losses for the foreseeable future while we look to stabilize our current products, consider new products, and explore go-to-market strategies for new markets.

Operating Expenses

Operating expenses for the year ended December 31, 2025 were $1,805,813 compared to $2,218,396 for the year ended December 31, 2024.

Payroll Fees and Taxes

We saw a decrease in payroll fees and taxes for the year ended December 31, 2025 compared to the year ended December 31, 2024, which amounted to $47,428 and $65,335, respectively, largely due to a reduction in staff and the hiring of contractors in lieu of staff.

Salaries and Wages

The Company’s largest expense was salaries and wages, incurring $774,935 for the year ended December 31, 2025 compared to $1,019,549 for the year ended December 31, 2024. Despite challenges in the tech market, high inflation, and the increased cost of living, the salaries required to attract and retain talented individuals in the tech industry remain relatively high. Management and key employees did not receive salary increases in 2024 or 2025. The Company CEO took a reduction in salary in late 2025. This follows a prior salary reduction for the CEO. The overall reduction in salaries was largely based on the Company reducing the size of its team given the sale of the Growth Collective assets and the underperformance of the Hello Bar subsidiary. These reductions have required Management to take on additional workload.

Advertising and Marketing

The Company reduced advertising and marketing expenses from $$227,659 for the year ended December 31, 2024 to $192,549 for the year ended December 31, 2025. This was largely attributable to the sale of Growth Collective’s assets, since Growth Collective was advertising on Google. The other factor was Dealify, where conscious efforts were made to make advertising spend more efficient and to reduce inefficient campaigns.

Professional and Legal

The Company saw an increase in fees payable for legal and professional services to $253,282 for the year ended December 31, 2025 from $204,212 for the year ended December 31, 2025. This was due to general corporate legal, as well as legal related to the possible acquisitions the Company had under LOIs.

Amortization

During the year ended December 31, 2025, we recognized $524,319, as an incurred expense through amortization of our acquisitions compared to $594,347 for the year ended December 31, 2024.

Net Income (Loss)

The Company had a net loss of $1,112,037 for the year ended December 31, 2025, compared to net income of $5,090 for the year ended December 31, 2024, attributable to the sale of Growth Collective’s assets, which resulted in recognition of a non-recurring gain of $1,580,796. Without considering the non-recurring gain, the Company had a higher net loss for the year ended December 31, 2024 of $1,575,706. The reduced net loss in 2025 was mainly due to reduced expenditures as discussed above as well as increased interest on excess idle funds.

11

Liquidity and Capital Resources

As of December 31, 2025, the Company had net cash and cash equivalents of $2,747,979 as compared to $2,608,436 as of December 31, 2024. The Company does not generate sufficient revenue to cover all of its operating expenses at this time and does not expect to do so in 2026. Hello Bar generates sufficient revenue for its own operating expenses, and also pays for some of the salaries of Legion Works employees. To date, the Company’s largest source of funding has been the proceeds from its offering under Regulation A, which closed on January 9, 2024. The proceeds from the Regulation A offering were used to fund the acquisition of Hello Bar, Convert More, Dealify, Legion Works GmbH and Growth Collective, as well as attempt to grow these subsidiaries and conduct R&D on new possible products, as well as fund operational efforts at Legion and its subsidiaries during 2025. As of December 31, 2025, Legion owns 100% of Hello Bar LLC, 100% of Legion Works GmbH, 90% of Expedition Community, Inc., formerly known as Growth Collective Solutions, Inc., and 94% of Dealify, Inc.

Proceeds from the Sale of Growth Collective Assets

On June 18, 2024, the Company sold certain assets of Growth Collective to Toptal, LLC (“Toptal”), for an aggregate sale price of $2,250,000, with $900,000 paid upon closing. The remaining $1,350,000 will be paid in four installments of $337,500 every six months over a twenty-four month period without interest. The first instalment of $337,500 was received on January 3, 2025. The assets sold were composed of domain names; the related website; accounts; lists, including a list of current engagements; leads; contracts; content (i.e., videos, images, audio files); software and source code for the website and related accounts; intangible assets needed to operate the website; operating documents and data needed to operate the business; and related intellectual property. Additionally, the Company entered into a Transition Services Agreement with Toptal under which the Company provided services for no additional consideration except for expenses related to hourly wages paid to independent contractors. Copies of the Asset Purchase Agreement and Transition Services Agreement and Amendment No. 1 to the Asset Purchase Agreement are incorporated by reference as Exhibit 6.3 and Exhibit 6.4 to this Annual Report. Our obligations under this agreement were fulfilled in 2024, and the Company was reimbursed $40,129 in 2024 for work during that period. Management intends to use the proceeds from the sale of Growth Collective’s assets to research and potentially develop new products and/or services that it believes the Company may be able to bring to market with its available resources. At the end of 2025, research and development was focused on a DTC supplement brand and an AI for FAQ software tool. Any consideration of larger acquisitions would require the Company to raise additional capital or contemplate debt.

Other Potential Acquisitions

In 2025, the Company researched additional possible acquisitions. In continuation of its business plan, these efforts focused on regions with lower multiples than large U.S. tech markets. The Company has particularly focused its acquisition research in Europe and smaller U.S. markets. In January, 2026, after conducting significant due diligence, Management determined the acquisitions were not in the best interests of the Company and decided not to move forward with these transactions. As of the date of this Annual Report, the Company has continued to research other possible acquisitions in Europe and the U.S. It entered into a non-binding Letter of Intent in March 2026 with a direct-to-consumer e-commerce brand and is currently conducting diligence.

The Company believes it has the necessary capital to fund operations for the next twelve months. However, as discussed above, Management has observed downward pressure on revenue due to many of its customers experiencing lower revenues and funding levels themselves, as well as decreased internet traffic, lower return on investment from paid marketing efforts, less spend on sales and marketing, increased competition, a rise in AI and changing market dynamics, a smaller team, and the continued challenge of management being able to balance its time and energy between growth activities and its corporate and compliance responsibilities. Any change in these factors or the overall economy could have a material impact on the Company’s business plan, results of operations, and/or financial condition.

12

The Company does not have any revolving credit facilities or other debt with which to fund its operations. If the Company is not able to generate enough revenue to fund operations, or to raise enough capital through the sale of its securities, including potential private offerings or debt, it may not be able to implement its business plans. There is no assurance that the Company will generate sufficient revenue now, or in the future, to sustain its operations without additional capital or that such funds, if available, will be obtainable on terms satisfactory to the Company.

Key Trends

The Company sees continued interest in marketing and sales software products and services in the market, though the landscape is evolving quickly with the advent of AI. Management believes this interest will continue as companies seek new ways to grow and sell their products and services online. Management also sees growing trends in other markets where the Company believes it has the skills and experience to execute and in which it believes it can cost effectively bring products to market or make acquisitions. The Company is especially interested in changes within e-commerce and in software-enabled services.

The economy during 2024 and 2025 impacted the Company in a number of ways. Overall, broad concerns about the economy resulted in many customers becoming more hesitant to renew their business with the Company’s subsidiaries. Rising expenses and high inflation forced companies to look for areas to reduce spending. Further, attracting new customers became more difficult and expensive due to increased competition and lower conversion rates given that potential customers have less cash. Continued changes across marketing platforms such as Google and Meta have increased the costs of acquiring new customers, and Management has not been able to pursue opportunities driven by new marketing channels such as Tik Tok. Moreover, we have found that hiring employees, especially those having strong leadership skills and experience, has been difficult and increasingly expensive. Given limited resources, the Company could not afford to hire additional employees. While we have not provided salary increases to management or key employees or contractors, management recognizes that these employees face cost pressures from continued high inflation and personal and family obligations that may require them to seek out opportunities that pay higher salaries. We are also seeing increased costs related to health care and other benefits that we provide our employees as part of our effort to hire and retain them.

The Company - and its ability to generate revenue - continued to be adversely impacted by the cost of acquiring customers. The average cost per click across various channels continued to increase, and conversion rates from clicks to customers continued to stay stable or decrease. Organic marketing techniques, such as Search Engine Optimization, continued to be impacted by increased competition for keywords the business has historically ranked for, algorithmic changes by Google, and behavior changes stemming from the rise of AI and platforms like ChatGPT. Management believes these impacts to organic and inorganic customer acquisition were widespread across markets and industries and not isolated to the business itself. The Company believes it did see some bright spots in its ability to rank within AI large language models for Hello Bar.

These trends not only have impacted the Company and its subsidiaries but have also impacted the Company’s customers. Many of the Company’s customers have expressed concerns about the rising costs of operating their businesses, the continued increases on the costs of acquiring customers and concerns about disruptions being caused by AI.

In 2025, the broader markets started to become concerned about the impact of AI on the SaaS business model. While some experts believe this to be overstated, others believe that companies will use AI coding tools to develop internal applications to replace software from third party vendors. These concerns became more acute in early 2026 when public markets reacted by driving down the valuations of publicly traded SaaS companies.

Like many organizations, the Company is adjusting to the impact of AI in its various markets. The Company seeks to use AI to automate some of its activities. For example, the Company has tested AI within its marketing and development efforts. The Company is seeing increased capabilities of AI coding tools and has been experimenting with how to integrate these tools into product development. While Management believes that AI could put additional pressure on its existing products, it also recognizes this shift creates opportunities. This led to the company’s focus on developing Karley.AI, a conversational AI tool for websites. See “The Company’s Business – Principal Products and Services -- Other Products in Development” above.

13

The Company continues to operate in a lean manner given that it did not reach its fundraising target in its most recent fundraising efforts in early 2024.

Management focused its fundraising efforts in 2025 on capital to help execute acquisitions that could increase revenue and decrease burn. The Company believes there is still opportunity for doing so in 2026.

While the Company faced significant market challenges in 2025, it also continued to work diligently to keep costs down and to use its experience to both navigate headwinds and tailwinds to its business model and the markets in which it operates.

ITEM 3. DIRECTORS AND OFFICERS

The company’s executive officers and directors are as follows:

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week if part-time

Executive Officers:

Ryan Bettencourt	CEO, CFO and Secretary	51	November 2019 to present	Full time

Caleb Green	COO	41	April 2022 to present	Full time

Grant Bostrom	Head of Ventures	45	November 2019 to present	Full time

Directors:

Ryan Bettencourt	Director	51	November 2019 to present

Caleb Green	Director	41	August 2025 to present

Ryan Bettencourt, CEO, CFO, Secretary and Director

Ryan Bettencourt has been the Company’s CEO, CFO, Secretary and Director since its inception in November 2019. Beginning January 2019, Ryan served as co-founder and CEO of Hello Bar LLC. After the Company acquired Hello Bar in January 2021, Ryan became a Director of Hello Bar, a role in which he continues to serve. From January 2018 to January of 2019 Ryan was the Head of Product for One Vigor, a media distribution company and the GM of Edisen, a spinoff product/company, both of which are owned by Vigor Systems, Inc. From June 2014 through February 2018 Ryan was the CEO of Cursive Labs, LLC, a Venture Studio formed to develop multiple companies. Ryan was the CEO and founder of Spoutable, LLC, an ad tech platform owned by Cursive Labs, LLC. Spoutable was acquired by Proper Media in 2018. From 2012-2014 Ryan was the VP, Digital for Saban Brands. Ryan joined Saban Brands after his former company was acquired by Saban. From 2008-2012 Ryan was Co-Founder/President of KidZui, Inc., a leading internet browser for children, which was also acquired by Saban Brands. Ryan has his MBA, Magna Cum Laude, from Babson College where he was a Babson Fellow and his BA, Cum Laude, from the University of San Francisco.

14

Caleb Green, Chief Operating Officer and Director

In April, 2022 Caleb Green joined Legion as its Chief Operating Officer. With more than a decade of experience at hyper-growth technology, marketplace, and media businesses, Caleb will focus on growing Legion’s businesses and improving overall scalability. Caleb most recently served as the Head of Internal Operations at Snagajob, the world’s largest marketplace for hourly work. Caleb joined Snagajob in January 2015, and variously led the Strategy, Operations, and Financial Planning teams. In his role at Snagajob, he was responsible for spearheading numerous strategic initiatives, including product launches and M&A integrations. Prior to Snagajob, Caleb managed video publishing and growth at Vox Media, where he tripled audience viewership at brands like Eater, The Verge, Vox.com, and Polygon. Caleb’s entrepreneurial spirit runs deep, and during his early career he founded or co-founded two technology/media companies. Caleb has an MA from the University of Chicago and a BA from the University of Pennsylvania.

Grant Bostrom, Head of Ventures

Grant Bostrom has been Head of Ventures for the Company since inception in November 2019. Since 2017, Grant has been the Founder and CEO of Hellaworks, Inc. and its flagship product TapHype. Grant reduced his role in Hellaworks in November 2019 to focus most of his energies on Legion. From July 2014 to June 2017 Grant was a Co-Founder of Cursive Labs, LLC and served as Head of Product and Business Development for Spoutable, LLC. Between August 2009 and December 2013, Grant was the Head of Business Development and Special Projects for KidZui. Grant has an MBA from San Diego State University, a Masters in Advertising from the University of Texas at Austin and a BA from UCLA.

15

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2025, we compensated our three highest paid executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Ryan Bettencourt	CEO, CFO and Secretary	$257,000	$9,600	$266,600
Caleb Green	Chief Operating Officer	$225,000	$0	$225,000
Grant Bostrom	Head of Ventures	$120,000	0	$120,000

________

Except as described below, the Company does not have employment agreements with its executive officers at this time. The Company’s subsidiary, Legion Works GmbH, has a Managing Director’s Service Agreement with Ryan Bettencourt. The agreement is a market standard agreement under which Mr. Bettencourt is paid €80,000. The subsidiary also pays up to €800 per month for the leasing, insurance and maintenance of a company car for Mr. Bettencourt. Both amounts are included in his total compensation above. Mr. Bettencourt’s salary was reduced in Q4 2025.

Our board of directors did not receive compensation for their board service for the fiscal year ended December 31, 2025, but may be reimbursed for reasonable expenses incurred while performing their duties in that capacity. In August 2025, Michael Kamo stepped down as Chairman of our Board; Ryan Bettencourt continued as a Director and Caleb Green became a Director on the Board.

Employment Agreement

As shown in the table above, Caleb Green, our COO, received $225,000 base salary, but otherwise the terms of his employment agreement were not changed. As previously disclosed in our 2022 Annual Report on Form 1-K, Caleb Green has an employment agreement with the Company under which he receives a base salary of $200,000 per year (increased to $225,000 for 2023) with an annual bonus up to a maximum of $85,000 based upon the Company achieving certain annual revenue goals. The agreement also gives him the right to service-based equity compensation earning up to 1.5% of the Company’s Super Voting Common Stock outstanding as of May 1, 2022, which amounts to 204,528 shares of Super Voting Common Stock that, once issued, will vest quarterly over four (4) years at a rate of 0.09375% or 12,766 shares per quarter. In the event of a change of control of the Company, Caleb’s service-based equity will accelerate and become fully vested. He can also earn performance-based equity compensation equal to 1% of equity at a rate of 0.25% each time the Company achieves $5,000,000, $10,000,000, $15,000,000 and $20,000,000 revenues based on the Company’s twelve (12) month consolidated revenues. If the Company has a change of control, Caleb’s performance-based equity will accelerate and become fully vested to the next revenue level. The agreement provides for a three-month severance package comprising base salary and health benefits, and forfeiture of unvested equity, if the Company terminates him without cause. The agreement also covers confidentiality and the Company’s proprietary rights over work product. For details see Exhibit 6.5 incorporated by reference as an exhibit to this Annual Report.

16

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets out, as of April 1, 2026, Legion Work’s voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the Company’s voting securities.

Name and Address of Beneficial Owner(1)	Class of securities	Amount and nature of beneficial ownership (3)		Amount and nature of beneficial ownership Acquirable (5)	Percent of class
Ryan Bettencourt	Super Voting Common Stock (2)	2,350,000			67.34%
	Voting Common Stock	800			* %

Grant Bostrom	Super Voting Common Stock (3)	475,000			13.61%

Caleb Green	Super Voting Common Stock (2)			204,528

Directors and Officers as a group (3 persons in this group)	Super Voting Common Stock	2,825,000	(4)	204,528	80.95%
Directors and Officers as a group (3 persons in this group)	Voting Common Stock	800			* %

*	Less than 1%.
(1)	The address of all beneficial owners is 4275 Executive Square, Suite 200, La Jolla, CA 92037.

(2)

The Company’s Super Voting Common Stock is entitled to 4 votes per share. As of April 1, 2026, 3,490,000 shares of Super Voting Common Stock were outstanding, excluding shares subject to vesting as reflected in the table above. The Company’s Voting Common Stock is entitled to one vote per share. As of April 1, 2026, 4,705,135 shares of Voting Common Stock were outstanding.

(3)	Messr. Bettencourt purchased his shares of Voting Common Stock through the Company’s Regulation A offering.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None

ITEM 6. OTHER INFORMATION

None.

17

ITEM 7. FINANCIAL STATEMENTS

LEGION WORKS, INC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECMBER 31, 2025 AND 2024

F-1

ALAN T. SCHIFFMAN, CPA, PC

Financial Strategists Business Consultants

1166 Dimock Lane Naples, FL 34110

Telephone 239-595-0314; Fax 239-594-7984

Email: ats@naplescpa.net Website: alantschiffman.com

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of

Legion Works, Inc.

La Jolla, California

Opinion

We have audited the accompanying financial statements of Legion Works, Inc. (A Delaware Company) and Subsidiaries (collectively referred to as the “Company,” “we,” “us,” or “our”), which comprise of the Consolidated Balance Sheets as of December 31, 2025 and 2024, and the related Consolidated Statements of Operations, Consolidated Statements of Changes in Stockholders’ Equity (Deficit), and Consolidated Statements of Cash Flows for the two years ended December 31, 2025, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legion Works, Inc. and Subsidiaries as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the period then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of The Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the ability of The Company to continue as a going concern within one year after the date that the financial statements are available to be issued. As discussed in Note 11.

F-2

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the company’s ability to continue as a going concern for a reasonable period of time.

•	The auditor has not been engaged to communicate key audit matters.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

As discussed in Note 11 certain conditions indicate that the Company may not be able to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

ALAN T. SCHIFFMAN, CPA PC
Certified Public Accountants
March 31, 2026

F-3

LEGION WORKS, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2025 AND DECEMBER 31, 2024

ASSETS	2025	2024
Current Assets:
Cash and cash equivalents	$2,747,979	$2,608,436
Accounts receivable, net	$-	$41,435
Prepaid expenses	$49,997	$6,269
Interest on Notes Receivable	$-	$155,121
Notes Receivable (current portion)	$289,301	$643,199
Total Current Assets	$3,087,277	$3,454,461

Non Current Assets:
Intangible assets	$3,569,107	$3,584,025
(Less accumulated amortization)	$(3,210,808)	$(2,686,489)
Notes Receivable	$-	$289,301
Total Non Current Assets	$358,299	$1,186,837

Other Assets:
Property plant and equipment	$20,178	$20,178
(Less accumulated depreciation)	$(17,457)	$(14,736)
Total Other Assets	$2,721	$5,442

TOTAL ASSETS	$3,448,297	$4,646,740

LIABILITIES AND OWNER'S EQUITY
Current Liabilities:
Accounts payable	$71,612	$70,149
Accrued payroll	$4,448	$6,899
Deferred Revenue	$43,684	$69,640
Other Current Liabilities	$67,262	$62,582
Total Current Liabilities	$187,006	$209,271

TOTAL LIABILITIES	$187,006	$209,271

Minority interests in earnings of subsidiaries	$(235,016)	$(182,878)

Stockholders' Equity:
Super Voting Common Stock, $0.0001 Par Value;
20,000,000 Shares Authorized; 9,350,000, and 3,490,000 Issued
and outstanding as of December 31, 2024 and December 2025.	$349	$935
Voting Common Stock, $0.0001 Par Value; ; 80,000,000 Units Authorized;
4,705,935 and 4,705,135 Issued and Outstanding, as of December 31, 2024 and
December 2025, respectively.	$470	$470
Additional paid-in capital, net of capital raise expenses	$10,672,770	$10,684,188
Retained earnings	$(7,177,283)	$(6,065,246)
TOTAL STOCKHOLDERS EQUITY	$3,496,307	$4,620,348

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$3,448,297	$4,646,740

F-4

LEGION WORKS, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024

	2025	2024

REVENUE
Revenue	$1,192,001	$1,375,242
TOTAL REVENUE	1,192,001	1,375,242

Cost of Revenue	$255,553	$303,214
TOTAL COST OF REVENUES	255,553	303,214

GROSS PROFIT	$936,448	$1,072,029

OPERATING EXPENSES
Advertising and marketing	$192,549	$227,659
Bank charges and fees	$12,783	$12,801
Contractors	$219,052	$361,849
Dues and subscriptions	$195,809	$206,794
General and administrative	$39,686	$36,575
Insurance	$41,003	$42,145
Office supplies and software	$8,952	$24,232
Payroll fees and taxes	$47,428	$65,335
Professional and legal	$253,282	$204,212
Rent	$3,172	$2,433
Salaries and wages	$774,935	$1,019,549
Transportation	$17,163	$14,810
TOTAL EXPENSES	$1,805,813	$2,218,396

OTHER (INCOME) & EXPENSES
Interest Income	$(218,911)	$(155,443)
Investment Income	$(85,885)	$(103,099)
Foreign currency translation (gain) loss	$7,263	$2,954
Depreciation	$2,721	$2,721
Amortization	$524,319	$594,347
Other income	$(8,632)	$(13,444)
Loss on liquidation of subsidiary	$-	$67,500
Franchise and other taxes	$73,935	$73,312
Minority interest in earnings of subsidiaries	$(52,138)	$(39,507)

TOTAL OTHER (INCOME) & EXPENSES	$242,672	$429,340

Loss before non-recurring sale of certain assets	$(1,112,037)	$(1,575,706)

Income from the sale of certain assets (Non-Recurring)	$-	$1,580,796

NET INCOME/(LOSS)	$(1,112,037)	$5,090

F-5

LEGION WORKS, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2025 AND 2024

		Common Stock			Additional
	Number of	Super	Number of		paid-in	Retained
	shares	Voting	shares	Voting	capital	Earnings	Total

BALANCE, DECEMBER 31, 2023	9,350,000	$935	4,701,440	$470	$10,708,721	$(6,136,894)	$4,573,232

Issuance of shares			4,495	$0	$11,225		$11,226

Net loss from operations						$5,090	5,090

Termination of Subsidiary						66,559	66,559

Cost of raising capital					$(35,758)		(35,758)

BALANCE, DECEMBER 31, 2024	9,350,000	$935	4,705,935	$470	$10,684,188	$(6,065,246)	$4,620,348

Issuance of shares	(5,860,000)	(586)	(800)	$-	$586		$-

Net loss from operations						$(1,112,037)	(1,112,037)

Cost of raising capital					$(12,004)		(12,004)

BALANCE, DECEMBER 31, 2025	3,490,000	$349	4,705,135	$470	$10,672,770	$(7,177,283)	$3,496,307

F-6

LEGION WORKS, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

FOR THE YEAR ENDED DECEMBER 31, 2025 AND 2024

	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income/(Loss)	$(1,112,037)	$5,090
Depreciation	$2,721	$2,721
Amortization	$524,319	$594,347
Income from sale of certain assets (non-recurring)	$-	$(1,580,796)
Loss on liquidation of subsidiary	$-	$67,500
Minority interest in earnings of subsidiaries	$(52,138)	$(39,507)
Impairment of Development Costs	$14,919
Adjustments to reconcile net income to cash provided by operating activities:
Changes in operating assets and liabilities
(Increase)/Decrease in current assets	$(2,293)	$(160,848)
Increase (Decrease) in current liabilities	$(22,265)	$27,261
Net cash provided by (utilized in) operating activities	$(646,773)	$(1,084,233)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash from sale of certain assets	$-	$900,000
Collections on Notes Receivable	$798,320	$-
Intangible assets	$-	$(24,732)
Net cash provided by (used in) investing activities	$798,320	$875,268

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	$-	$0
Additional paid-in capital, net of capital raise expenses	$(12,004)	$(24,533)
Proceeds from related party payable
Net cash provided by (used in) financing activities	$(12,004)	$(24,532)

Net (decrease)/increase in cash and cash equivalents	$139,543	$(233,498)

Cash and cash equivalents, beginning of period	$2,608,436	$2,841,934

Cash and cash equivalents, end of period	$2,747,979	$2,608,436

F-7

LEGION WORKS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2025

NOTE 1 - SUMMARY OF ORGANIZATION

ORGANIZATION

Legion Works, Inc. (the Company) is organized as an information technology software development and acquisition company incorporated as a Delaware corporation and located in San Diego, California. The Company was formed for the purpose of building and buying online software products and aiming to grow these products through a combination of product development, sales, and marketing. The Company aims to find and develop business opportunities primarily in online software, including, but not limited to, marketing and sales software tools as well as e-commerce and online marketplaces. Since the Company’s founding, the technology market dynamics and opportunities have changed. While its original focus was on Software as a Service (SaaS), the cost of acquiring and developing SaaS products as well as the time required to reach sustainable revenue levels means the company has had to regularly evolve its focus. The Company has had to remain flexible to changing market dynamics in seeking online opportunities that it believes are ripe for innovation, where it believes it has the expertise to pursue such opportunities, and where it can afford to execute products and businesses given its current resources. As an example, the Company expanded its focus to include marketplace and e-commerce businesses, as it believed that such businesses would be more affordable to operate and scale. Additionally, with the rapid rise of Artificial Intelligence tools and largescale Language Learning Models, the company has needed to adapt to the challenges and opportunities introduced by the popularity of such tools. The Company’s management will continue to try to focus its resources on the subsidiaries and products it deems to have the best chance of achieving profitable growth and a return on its capital investment. Additionally, the Company continues its research and development efforts to determine where to allocate its development and sales/marketing time and resources across established products, beta products, and wholly new products. The Company was incorporated on November 20, 2019, as a Delaware Corporation. The Company’s corporate year-end is December 31.

Since November 20, 2019 (inception), the Company has relied upon its shareholders’ equity and sales of certain assets (see Note 13) to fund cash flow to pay for operating expenses and other obligations. For the period from inception to December 31, 2025, the Company has generated losses aggregating $7,177,283. These matters do raise concern about the Company’s ability to continue as a going concern (see Note 11). There can be no assurance that the Company will successfully be able to continue raising capital and to generate profitable operations to sustain operations.

The Company is considered an emerging growth company under Section 101(a) of the Jumpstart Business Act as it is an issuer that had total annual gross revenues of less than $1 billion during its most recently completed fiscal period. Because the Company is an emerging growth company, the Company has an exemption from Section 404(b) of Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Under Section 404(b), the Company is exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION

The consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements may require the use of estimates and assumptions that affect the assets and liabilities reported in the financial statements, as well as amounts included in the notes thereto, including discussion and disclosure of contingent liabilities. Although the Company uses its best estimates and judgments, actual results could differ from these estimates as future confirming events occur. All intercompany transactions and accounts have been eliminated in consolidation.

F-8

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions, and contingencies.

RISKS AND UNCERTAINTIES

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, technology changes or disruption, changes to the cost of acquiring customers, competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

CONCENTRATION OF CREDIT RISK

The Company maintains its cash with a financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. The Company maintains balances in excess of the federally insured limits.

CASH AND CASH EQUIVALENTS

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account and online payment platforms. As of December 31, 2025, and December 31, 2024, the Company had $2,747,979 and $2,608,436 of cash on hand, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are initially recorded at cost and subsequently measured at cost less accumulated depreciation. Depreciation is recognized in Consolidated Statements of Operations and is provided over the estimated useful life of the assets as follow:

Computer Equipment	- 5 years straight line
Servers	- 10 years straight line
Software	- 3 years straight line

RECEIVABLES AND CREDIT POLICY

Based upon monthly contracts, the Company sells subscriptions to use the various software application platforms. Trade receivables from subscribing customer contracts are uncollateralized customer obligations due under normal trade terms, primarily requiring pre-payment before services are rendered. Trade receivables will be stated at the amount billed to the customer. Payments of trade receivables will be allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company believes that its accounts receivable credit risk exposure is limited, and it has not experienced any write-downs in its accounts receivable balances.

F-9

INTANGIBLE ASSETS

SOFTWARE RESEARCH AND DEVELOPMENT COSTS

The Company develops, maintains and evolves websites and web applications (software) to support its revenue efforts in the market. During 2025, the company continued research and development on two new products, the efforts of which were conducted within the Expedition Community, Inc. subsidiary. The first product, Karley AI, is a conversational AI agent for websites. Karley’s AI technology interacts with website visitors / customers, answers questions, compares products, and helps with purchase decisions and conversions. The second product, Mighty, is a direct-to-consumer (DTC) supplement product. However, after conducting extensive research and development for Mighty, the Company became concerned about its ability to achieve the favorable unit economics necessary to be able to take the product to market and profitably scale. The Company received much higher production quotes from multiple vendors after receiving estimated production costs early in the research and development phase. Additionally, the Company has observed rising customer acquisition costs for e-commerce brands, particularly in the nutrition and supplements industries. As a result, the Company decided to pause further investments in Mighty for the time being, though it may choose to re-evaluate in the future should pricing dynamics change.

The Company’s other current software offerings include a web application for website owners to help convert website visitors into customers and leads, a web application to enable website owners to send web push notifications, and an e-commerce marketplace to help software developers earn initial customers through lifetime deals.

In compliance with ASC 730-10, Research and Development expenditures, the Company capitalized and carried forward as assets, the costs to purchase and or develop multiple interactive software platforms, monetized through contract subscription revenues. Research is the planned efforts of a company to discover new information that will help create a new product or service. Development takes the findings generated by research and formulates a plan to create the desired platform Apps. The Company applies the GAAP capitalization requirements of the “waterfall” approach which includes a specific sequential order of Plan, Design, Coding/development, Testing and Software release.

Costs incurred in connection with the development of software products are accounted for in accordance with ASC 985-20, Costs of Software to Be Sold, Leased or Marketed. Costs incurred prior to the establishment of technological feasibility are charged to research and development expenses. Software development costs are capitalized after a product is determined to be technologically feasible and in the process of being developed for the market. Capitalization of costs ceases after the general release of the software. Amortization of capitalized software development costs begins upon the release of the software. Capitalized software development costs will be amortized over the estimated life of the related product using the straight-line method.

The Company accounts for costs incurred to develop software for internal use in accordance with ASC 350-40, Internal-Use Software. As required by ASC 350-40, the Company capitalizes the costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation, and testing.

Revenue from proprietary perpetual (one-time charge) license software is recognized at a point in time at the inception of the arrangement when control transfers to the client, if the software license is distinct from the post-contract support offered by the Company.

The Company monetizes and forecasts the revenues from the multiple platform Apps software and amortizes the aggregate costs of the developmental software asset over the forecasted revenue stream; a matching of the revenue and costs, using the straight-line method, based on estimated useful lives of the asset. Research to determine the economic viability of potential software and the maintenance of the ultimate developed platform is expensive.

DEFERRED SYNDICATION EXPENSE

Financial Accounting Standard Board Accounting Standards Codification number 340-10-S99-1, Other Assets and Deferred Costs, allows specific, incremental costs directly related to securities offerings to be deferred and charged against the gross proceeds of an offering. The Company wrote off deferred syndication expenses, including professional fees, marketing, broker dealer and other related expenses in the amount of $12,004 and $35,758 in December 2025 and December 2024, respectively.

F-10

IMPAIRMENT AND FAIR VALUE MEASUREMENTS

Long-lived assets, other than goodwill, are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment test is typically based on undiscounted cash flows and, if impaired, the asset is written down to fair value based on either discounted cash flows or appraised values. Goodwill is tested for impairment at least annually, in the fourth quarter and whenever changes in circumstances indicate an impairment may exist. The goodwill impairment test is performed at the reporting unit level, which is generally at the level of or one level below an operating segment

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework (Topic 820) - Changes to the Disclosure Requirement for Fair Value Measurement. This guidance removes or modifies various disclosures relating to the activity or reconciliation of Level 1, Level 2 and Level 3 fair value measurements. It is effective for interim and annual periods beginning after December 15, 2019. Management evaluated this guidance and there is material impact on the consolidated financial statements.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The Company determines the fair values of its assets and liabilities based on a fair value hierarchy that includes 3 levels of inputs that may be used to measure fair value. The 3 levels are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are those other than quoted prices that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs reflect the Company’s own assumptions about the inferences that market participants would use in pricing the asset or liability (including assumptions about risk). Unobservable inputs are developed based on the best information available in the circumstances and may include the Company’s own data.

REVENUE RECOGNITION

The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”). Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. The contracts are monthly. However, based upon management’s analysis of the subscriber contracts, historically, the contracts are renewed on average over a seven to twelve months period. The Company also recognizes revenue from the sale, leasing, or licensing of software, which is accounted for as a long-term contract if significant customization or modification is involved. Otherwise, revenue from the sale, leasing or licensing of software will be recognized when there is persuasive evidence an arrangement exists, delivery has occurred, the Company’s price is fixed or determinable, and collection of the sales price is probable. The Company also recognizes revenue from the monetization of its platform applications once performance obligations as required under our customers’ contracts have been satisfied. For the period ending December 31, 2025, and 2024, the Company generated revenues of $1,192,001 and $1,375,242 respectively.

Hello Bar LLC generates its revenue from different subscription plans offered to its users. Revenue is recognized gradually over the subscription period as the performance obligations are satisfied.

Dealify Inc generates revenue through its platform where third-party affiliates offer products for entrepreneurs. Revenue is recognized when the product is sold, and payment is received.

Expedition Community Inc. has not generated any revenue for the year 2025.

F-11

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. There is no income tax provision for the company for the period from inception through December 31, 2025, as the company had no taxable income.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2025, the unrecognized tax benefits accrual was zero.

The Company is a C Corporation under the Internal Revenue Code and a similar section of the state code.

All income tax amounts reflect the use of the liability method under accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes arising primarily from differences between financial and tax reporting purposes. Current year expense represents the amount of income taxes paid, payable, or refundable for the period.

Deferred income taxes, net of appropriate valuation allowances, are determined using the tax rates expected to be in effect when the taxes are actually paid. Valuation allowances are recorded against deferred tax assets when it is more likely than not that such assets will not be realized. When an uncertain tax position meets the more likely than not recognition threshold, the position is measured to determine the amount of benefit or expense to recognize in the consolidated financial statements.

The Company’s income tax returns from 2019 to 2024 are subject to review and examination by federal, state and local governmental authorities. As of December 31, 2025, there is no ongoing examination with federal, state, and local governmental authorities. To the extent penalties and interest are incurred through an examination; they would be included in the income tax section of the consolidated statements of operations.

TRANSLATION OF NON-U.S. CURRENCY AMOUNTS

Assets and liabilities of non-U.S. subsidiaries that have a local functional currency are translated to U.S. dollars at year-end exchange rates. Translation adjustments are recorded in the balance sheets. Income and expense items are translated at weighted-average rates of exchange prevailing during the year. These transaction gains and losses are included in net income (loss) for the period in which exchange rates change.

RECENT ACCOUNTING PRONOUNCEMENTS

In October 2021, the FASB issued Accounting Standards Update (ASU) 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. ASU 2021-08 changes the accounting for contract assets and liabilities acquired in a business combination by requiring an acquiring entity to measure contract assets and liabilities in accordance with FASB Accounting Standards Codification (FASB ASC) 606, Revenue from Contracts with Customers. Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with FASB ASC 606, at fair value on the acquisition date. Initial fair value measurement for acquired revenue contracts in a business combination can be complex and require significant judgment. Moreover, diversity exists in current practice for determining the fair value of contract liabilities for certain revenue arrangements and stakeholders have raised questions about how to apply FASB ASC 805, Business Combinations, to contracts with a customer acquired in a business combination. To address those issues, ASU 2021-08 requires an acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with FASB ASC 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with FASB ASC 606 as if it had originated the contracts. For nonpublic entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in ASU 2021-08 should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Management has evaluated the impact of adopting this guidance and determined there is no material impact on the Company’s consolidated financial statements, as there were no business combinations during 2025.

F-12

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, and early application is permitted. The Company has adopted this standard. The Company has no leases with terms exceeding 12 months as of December 31, 2025. Management has determined there is no material impact on the consolidated financial statements.

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. Management does not expect this to have a material impact on the consolidated financial statements.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact on our financial statements.

NOTE 3 - CASH CONCENTRATION

The Company maintains funds in a financial institution that is a member of the Federal Deposit Insurance Corporation. As such, funds are insured based on the Federal Reserve limit. The Company has not experienced any losses to date, and management believes it is not exposed to any significant credit risk on the current account balance.

NOTE 4 - PURCHASE OF SUBSIDIARY COMPANIES

ACQUISITIONS

Based upon a Membership Interest Purchase Agreement dated December 29, 2020, the Company purchased one hundred percent (100%) of the outstanding Membership Units of Hello-Bar, LLC for a purchase price of $2,750,000; comprised of cash at closing of $950,000 and a non-interest-bearing Promissory Note in the amount of $1,800,000. The imputed interest on the Promissory Note is $42,805 which reduced the cost of Contracts in process in the amount of $42,805. The purchase price was based upon what the company believed to be market average multiples at the time as well as an Enterprise Valuation prepared by StoneBridge Advisory, Inc. As a result, the Company’s financial statements include the consolidation of the Company and its subsidiary, Hello-Bar LLC.

Based upon a Shareholder Agreement dated March 26, 2021, the Company purchased ninety percent (90%) of the outstanding common stock of Convert More, Inc. for a cash purchase price of $67,500.

Based upon a Shareholder Agreement dated November 5, 2021, the Company purchased ninety four percent (94%) of the outstanding common shares of Dealify, Inc. for a purchase price of $467,280; comprised of cash at closing of $300,000, a non-interest-bearing Promissory Note in the amount of $150,000 and capitalized legal and accounting fees of $16,030 and $1,250, respectively.

F-13

Based upon a Stock Purchase Agreement dated November 16, 2021, the Company purchased ninety percent (90%) of the outstanding common shares of Growth Collective Solutions, Inc. (now Expedition Community, Inc.) for an original cash purchase price of $1,200,000. The initial purchase price was adjusted to a net purchase price of $1,168,185 as outlined in the purchase agreement, plus capitalized legal and accounting fees of $8,361 and $1,250, respectively.

Based upon the Stock Purchase Agreement dated September 22, 2022, the Company purchased one hundred percent (100%) of the outstanding common shares of Legion Works GmbH. The share capital of Legion Works GmbH amounts to EUR 25,000.00.

As of December 31, 2025, Legion owns 100% of Hello Bar, 90% of Expedition Community (formerly Growth Collective), 94% of Dealify, and 90% of Convert More (terminated operations in 2024). All financial obligations for each of these acquisitions have been fulfilled. No new acquisitions were completed during 2025.

NOTE 5 – CLOUD BASED AND APP PLATFORM SOFTWARE AND INTANGIBLE ASSETS

The following schedule sets forth the cloud based and application platform software and intangible assets of the Company as of December 31, 2025, and 2024.

Description		2025	2024
Customer contracts	(a)	626,610	626,610
Restrictive covenants	(a)	90,000	90,000
Subscribers marketing software	(b)	450,000	450,000
Application platform software	(b)	1,250,000	1,250,000
Website	(b)	135,000	135,000
Domain, brand, trademark and other	(b)	317,923	317,922
Customer database	(b)	70,000	70,000
Email marketing	(b)	140,000	140,000
Organic web traffic	(b)	60,500	60,500
Expert community	(b)	-	-
Market analytics	(b)	38,503	53,421
Freelance marketplace web app	(b)	373,291	373,291
Goodwill	(c)	17,280	17,280
Total Intangibles		3,569,107	3,584,025
Less: Accumulated Amortization		(3,210,808)	(2,686,489)
Net Book Value		358,299	897,536

(a)	Three-year useful life
(b)	Five-year useful life
(c)	Fifteen-year useful life

F-14

Acquired finite-lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. If the estimated useful life assumption of any asset is changed, the remaining unamortized balance is amortized over the revised estimated useful life. The Company decided to provide full-year amortization for the intangible assets in the year of purchase irrespective of the date on which acquisition was done.

NOTE 6 – RESEARCH AND DEVELOPMENT OF POSSIBLE NEW PRODUCTS

During 2025, the Company explored potential market opportunities for new products and for existing products, subject to the areas where the Company possesses leadership skills and experience. During 2025, the Company continued to invest in development efforts within the Expedition Community, Inc. subsidiary. As of December 31, 2025, the Company had invested $38,503 (cumulative) in development of (a) an AI conversational agent for websites and (b) a Direct-to-Consumer e-commerce supplements brand. During 2025, the Company determined that its previously explored opportunities through its Mighty Fans and Talutu initiatives would not continue development. As a result, the Company wrote off $14,919 of previously capitalized development costs related to those initiatives, which is included in operating expenses for the year ended December 31, 2025. The company invested $38,503 during the year 2024 in continued market analysis of (a) an online community for growth leaders to learn, network and share ideas and best practices and (b) a mobile-centric product that enables sport fans to support their favorite athletes in an N.I.L (Name Image Likeness) compliant manner. As of December 31, 2025, the Company has paused further development given resource constraints and initial poor acceptance in go to market.

NOTE 7 - RELATED PARTY TRANSACTIONS

RELATED PARTY CAPITAL CONTRIBUTION

As of December 31, 2025 and 2024, officers of the Company have contributed $349 and $935 to purchase 3,490,000 and 9,350,000 shares, respectively of Super Voting Common Stock. See Note 8 below.

NOTE 8 – STOCKOLDERS’ EQUITY

The Stockholders’ equity consists of two classes of common stock; Super Voting Common Stock and Common Stock. As of December 31, 2025, the company has authorized the issuance of 10,000,000 shares of Super Voting Common Stock and 90,000,000 shares of its Voting Common Stock; see discussion below for additional information.

SUPER VOTING COMMON STOCK

Super Voting Common Stock has a par value of $0.0001, 3,490,000 and 9,350,000 issued and outstanding as of December 31, 2025, and December 31, 2024. During 2025, 5,860,000 shares of Super Voting Common Stock and 800 shares of Voting Common Stock were surrendered and cancelled for no consideration by Michael Kamo, a related party and former COO of the Company. The par value reduction of $586 was reclassified from owner’s investment to additional paid-in capital. Each shareholder shall have four votes (4) for each share held by such shareholder.

COMMON STOCK UNITS

Voting Common Stock has a par value of $0.0001, 4,705,135 and 4,705,935 shares issued and outstanding as of December 31, 2025, and December 31, 2024. Each shareholder shall have one vote (1) for each share held by such shareholders.

The Company was authorized to issue 11,400,000 Common Stock Units (“Units”), consisting of one share of Voting Common Stock and one-half warrant to purchase one half share of Voting Common Stock (a total of 5,700,000 warrants) through an offering exemption from registration under Regulation A (the “Regulation A Offering”) which is currently not open. The shares of Voting Common Stock and the warrants that are components of the Units were immediately separable and issued separately but were to be purchased together. The warrants are exercisable within 18 months from the date of issuance, when they expire. As of December 31, 2025, the Company has issued 4,705,135 shares of Voting Common Stock.

F-15

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES

WARRANTS

Pursuant to the offering described under Note 8 Stockholders’ Equity, the Company issued warrants to purchase one-half of Voting Common Stock at a purchase price of $4.65 and $3.90 per share of common stock for 2022 Warrant and 2021 Warrant, respectively. As of December 31, 2025, all the warrants have expired.

LEGAL MATTERS

In the normal course of business, the Company may become a party to litigation matters involving claims against it. As of December 31, 2025, there are no current matters that would have a material effect on the Company’s financial position or results of operations.

NOTE 10 - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 31, 2026, the date the financial statements were available to be issued. Based on the evaluation, no additional material events were identified which require adjustment or disclosure in the consolidated financial statements.

NOTE 11 – GOING CONCERN

These consolidated financial statements are prepared on a going concern basis. The Company began operation in 2019. For the period from inception to December 31, 2025, the Company has losses aggregating $7,177,283. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. These circumstances create material uncertainties that cast significant doubt as to the ability of the Company to continue as a going concern. The consolidated financial statements do not include any adjustments to the carrying value and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The Company is not yet profitable, which means it relies upon funds from investors (along with any profits generated) to pay for its operations. This is common among startups, and it is the reason startups seek to raise capital. Over time the Company aims to grow its revenue and manage it’s pending to become profitable, but until that happens, the Company’s ability to operate is reliant upon our ability to raise money from investors.

NOTE 12 - TERMINATION OF OPERATIONS OF CONVERT MORE, INC.

During 2024, management of the Company decided to terminate operations of its subsidiary company Convert More, Inc. As of December 31, 2024, all of the assets of Convert More, Inc. have been fully amortized, and the outside liabilities have been fully paid. Due to the said termination, there was a loss recognized of $67,500 in 2024.

NOTE 13 - SALE OF SELECTED ASSETS OF SUBSIDIARY COMPANY

In connection with a Purchase Agreement signed and dated June 18, 2024, The Company and its subsidiary, Growth Collective Solutions, Inc. sold to an independent company (“Purchaser”), certain business assets, subject to the Purchaser assuming certain liabilities net of assets applicable to the subsidiary’s business. The Purchaser is a global remote company that provides a freelancing platform, connecting businesses with software engineers, designers, finance experts, product managers, and project managers The subsidiary assets sold, connects clients directly to independent marketing talent (“Talent”). The Talent contracts directly with the client within and outside of a Platform.

The assets sold by the subsidiary include domain names, the website, client contracts, specific accounts payable, and accounts receivable, the database of freelance marketers, and intangible assets necessary to operate the Website. Assets excluded from the sale, among other assets, include a web application (“Platform”) software, launched in October 2023, all contracts and accounts not assigned and not required to operate the website, employees, the company’s proprietary web application, including Source Code, the account with Amazon Web Services, cash and non-specified accounts payable and accounts receivable.

F-16

The purchase price for the assets set forth above is $2,250,000 plus the liabilities assumed net of assets transferred in the amount of $9,745. The purchase price is payable as follows: $900,000 at closing and $1,350,000 payable in the form of a note without interest on the unpaid amounts, over a twenty-four-month period of $337,500 every six months (the “Holdback Amount”). The Holdback Amount may be reduced by Purchaser based on claims and remedies under the Purchase Agreement for violations of the representations and warranties set forth in the Purchase Agreement. As of December 31, 2025, the Company had received the closing payment of $900,000 and the first 3 installments out of the 4 installments of $337,500 were received on January 3, 2025, June 18, 2025, and December 18, 2025, respectively, with the final installment of $337,500 due in June 2026. The note receivable is carried at its discounted present value of $289,301 as of December 31, 2025 (current portion), using an imputed interest rate of 8.50% per annum. During 2025, the Company recognized interest income of $214,180 related to the unwinding of the present value discount on the installment payments received. The Company also recognized $4,731 of interest income from other sources during the year ended December 31, 2025, for total interest income of $218,911.

In addition to the Purchase Agreement, the Company entered into a Transition Services Agreement, dated June 18, 2024 to provide the Purchaser with transition services including pipeline active leads, register of past clients and leads, possible assistance maintaining client organic lead acquisitions performance, communications with current clients, and communications with current freelancers during the first 90 days after signing. The Company also will provide technical assistance for migration, access to specific external service accounts, redirection of signup forms, and marketing announcements. Some of these transition services are to be reimbursed at an hourly rate. Specifically, work completed by a specified employee and a specified contractor will be reimbursed at a specified hourly rate up to a maximum of $25,000 during the 90-day transition and an additional maximum of $15,000 after the transition period. provided without compensation to the Company (other than out-of-pocket cost reimbursements). As of December 31st, 2024, the services required under the Transition Services Agreement were completed by the Company. As per the Transition Services Agreement, the Company was reimbursed for $40,129.

The proceeds on the sale of the selected assets of the subsidiary are $1,580,796, based upon the discounted present value of the contractual installment sale price of $2,250,000, assuming interest at the rate of 8.50% per annum is $1,832,500. The net undepreciated costs of the assets that were sold on June 18, 2024, are $961,158.

For income tax purposes, the Company will elect to report the income on the installment sale method of accounting for the gain on sale of assets. Timing differences will arise applicable to deferred income taxes.

F-17

ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Amended and Restated Certificate of Incorporation (1)
2.2	Bylaws (2)
2.3	Amendment No. 1 to Bylaws (3)
3.1	Form of Warrant (4)
4.1	Subscription Agreement (4)
6.1	Stock Award Agreement (2)
6.2	Hello Bar, LLC Purchase Agreement (3)
6.3	Asset Purchase Agreement and Transition Services Agreement dated as of June 18, 2024+ (5)
6.4	Amendment No. 1 to Asset Purchase Agreement+ (5)
6.5	Employment Agreement of Caleb Green (4)

____________

+ Portions of this exhibit have been omitted pursuant to the instructions to Item 17 of Form 1-A.

(1)	Filed as an exhibit to the Legion Works, Inc. Annual Report on Form 1-K (filed April 30, 2021, and incorporated herein by reference).

(2)	Filed as an exhibit to the Legion Works, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11169 and incorporated herein by reference).

(3)	Filed as an exhibit to the Legion Works, Inc. Report on Form 1-U (filed January 7, 2021, and incorporated herein by reference).

(4)	Filed as an exhibit to the Legion Works, Inc. Annual Report on Form 1-K (filed July 5, 2022, and incorporated herein by reference).

(5)	Filed as an exhibit to the Legion Works, Inc. Annual Report on Form 1-K (filed October 11, 2024, and incorporated herein by reference).

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Jolla, State of California, on April 28, 2026.

Legion Works, Inc.

/s/ Ryan Bettencourt
By Ryan Bettencourt, Chief Executive Officer, Chief Financial Officer and Secretary

Pursuant to the requirements of Regulation A, this report has been signed below by the following person on behalf of the issuer and in the capacities and on the date indicated.

/s/ Ryan Bettencourt
Ryan Bettencourt, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director
Date: April 28, 2026

/s/ Caleb Green
Caleb Green Director
Date: April 28, 2026

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